As filed with the Securities and Exchange Commission on September 24, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________

Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________

REGENERON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
____________________________

New York	13-3444607
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

777 Old Saw Mill River Road
Tarrytown, NY 10591-6707
(Address of principal executive office) (zip code)

Regeneron Pharmaceuticals, Inc.
Amended and Restated 2000 Long-Term Incentive Plan
(Full title of the plan)
____________________________
Stuart Kolinski, Esq.
Senior Vice President, General Counsel and Secretary
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707
(Name and address of agent for service)

(914) 347-7000
(Telephone number, including area code, of agent for service)

Copies to:

David J. Goldschmidt, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036-6522
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer  ☒  Accelerated filer  ☐  Non-Accelerated filer  ☐  Smaller reporting company ☐
____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration (4) (5)
Common Stock, par value $0.001 per share	490,832	$25.92	$12,722,365.44	$907.10
Total Registration Fee Payable (5)				$0

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares stated above, an indeterminate number of additional shares of Common Stock, par value $0.001 per share (“Common Stock”), of the Registrant which may become issuable under the Registrant’s Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”) by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	The Registrant is filing this Registration Statement to register the issuance of an additional aggregate of 490,832 shares of Common Stock previously registered for issuance, and subject to outstanding awards granted, under the Registrant’s 1990 Long-Term Incentive Plan, as amended and restated (the “1990 Plan”), which awards were forfeited, expired, or were cancelled without delivery of shares of Common Stock (the “Additional Excess Shares”). Pursuant to the terms of the 2000 Plan, the Additional Excess Shares are available for issuance under the 2000 Plan, which is the successor plan to the 1990 Plan. The number of shares available for issuance under the 2000 Plan will be increased from time to time by, and this Registration Statement also covers, up to 3,979 additional shares of Common Stock of the Registrant subject to currently outstanding awards granted under the 1990 Plan, upon and to the extent that such awards are forfeited, expire or are cancelled without delivery of shares of Common Stock after the date hereof and, pursuant to the terms of the 2000 Plan, are thereupon automatically re-allocated to, and become issuable under, the 2000 Plan (the “Carry Over Shares” and, together with the Additional Excess Shares, the “Shares”). The Registrant ceased making awards under the 1990 Plan when the Registrant's shareholders approved the 2000 Plan. Shares issuable under the 1990 Plan were previously registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) having the following file numbers and filing dates: 333-50480 (August 5, 1992), 333-85330 (October 19, 1994), 333- 97176 (September 20, 1995), 333-33891 (August 19, 1997) and 333-80663 (June 15, 1999) (together, the “Prior Registration Statements”).

(3)	Based on 490,832 Additional Excess Shares currently available for issuance under the 2000 Plan, and up to 3,979 Carry Over Shares which may become available for issuance under the 2000 Plan, as described in Note 2 above, and estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices per share of Common Stock as reported on the Nasdaq Global Market on September 23, 2010.

(4)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .00007130 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby). As the applicable filing fees for the Additional Excess Shares and the Carry Over Shares were paid in connection with the registration of such shares pursuant to the Prior Registration Statements, no additional registration fee is due with the filing of this Registration Statement.

(5)	In accordance with Instruction E to the General Instructions to Form S-8 and Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997), the Additional Excess Shares and the Carry Over Shares being registered hereunder are shares that were previously registered for issuance under the 1990 Plan pursuant to the Prior Registration Statements. By means of post-effective amendments to the Prior Registration Statements filed on the date hereof, the Registrant is de-registering the Additional Excess Shares, effective upon the filing of such post-effective amendments, and the Carry Over Shares, effective automatically upon and to the extent of the Carry Over Shares becoming eligible for issuance under the 2000 Plan pursuant to the terms thereof and the applicable award agreement(s). Upon such de-registration, the Additional Excess Shares are being, and the Carry Over Shares will be, re-allocated and carried forward to this Registration Statement, and the associated registration fees previously paid in respect of the registration of such Shares pursuant to the Prior Registration Statements are hereby carried forward and applied to the registration fee applicable to this Registration Statement. After giving effect to such carry forward of such previously paid registration fees as described above, no additional registration fee is due with the filing of this registration Statement.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 registers the issuance of an additional 490,832 shares of Common Stock (the “Additional Excess Shares”) authorized for issuance under the Registrant’s Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”) as a result of the forfeiture, expiration, or cancellation without delivery of shares of Common Stock of awards previously granted under the Registrant’s 1990 Long-Term Incentive Plan, as amended and restated (the “1990 Plan”), and the re-allocation of such Additional Excess Shares to the 2000 Plan in accordance with its terms and the carry forward of such Additional Excess Shares to this Registration Statement. This Registration Statement also registers up to 3,979 additional shares of Common Stock currently subject to awards granted under the 1990 Plan, to the extent that such awards are forfeited, expire or are cancelled without delivery of shares of Common Stock after the date hereof and, pursuant to the terms of the 2000 Plan, are thereupon automatically re-allocated to, and become issuable under, the 2000 Plan.

     This registration statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act (“Instruction E”), and includes the registration statement facing page, this page, the signature page, an exhibit index and relevant opinions and consents. Pursuant to Instruction E, the contents of the Registrant’s Registration Statements on Form S-8 (File Nos. 333-61132, 333-97375, 333-119257 and 333-151941) filed with the Securities and Exchange Commission on May 17, 2001, July 30, 2002, September 24, 2004 and June 26, 2008, respectively, are incorporated by reference into this Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenburgh, State of New York, on September 24, 2010.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Leonard S. Schleifer
Leonard S. Schleifer, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard S. Schleifer, President and Chief Executive Officer, and Murray A. Goldberg, Senior Vice President, Finance & Administration, Chief Financial Officer, Treasurer, and Assistant Secretary and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities therewith, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 24, 2010.

Signature	Title
/s/ Leonard S. Schleifer	President, Chief Executive Officer, and
Director (Principal Executive Officer)
Leonard S. Schleifer, M.D., Ph.D.

/s/ Murray A. Goldberg	Senior Vice President, Finance &
Administration, Chief Financial Officer,
Murray A. Goldberg	Treasurer, and Assistant Secretary
(Principal Financial Officer)

/s/ Douglas S. McCorkle	Vice President, Controller and Assistant
Treasurer (Principal Accounting Officer)
Douglas S. McCorkle

/s/ George D. Yancopoulos	Executive Vice President, Chief Scientific
Officer, President, Regeneron Research
George D. Yancopoulos, M.D., Ph.D.	Laboratories, and Director

/s/ P. Roy Vagelos	Chairman of the Board

P. Roy Vagelos, M.D.

/s/ Charles A. Baker	Director

Charles A. Baker

/s/ Michael S. Brown	Director

Michael S. Brown, M.D.

/s/ Alfred G. Gilman	Director

Alfred G. Gilman, M.D., Ph.D.

/s/ Joseph L. Goldstein	Director

Joseph L. Goldstein, M.D.

/s/ Arthur F. Ryan	Director

Arthur F. Ryan

/s/ Eric M. Shooter	Director

Eric M. Shooter, Ph.D.

/s/ George L. Sing	Director

George L. Sing

EXHIBIT INDEX

Regeneron Pharmaceuticals, Inc.

Exhibit
Number	Description
3.1	Restated Certificate of Incorporation, filed February 11, 2008 with the New York Secretary of State (1)
3.2	By-Laws of the Company, currently in effect (amended through November 9, 2007) (2)
4.1	Specimen Common Stock certificate (3)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)
24	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Amended and Restated 2000 Long-Term Incentive Plan (4)
____________________

(1)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Commission on February 27, 2008.

(2)	Incorporated by reference to Current Report on Form 8-K filed with the Commission on November 13, 2007.

(3)	Incorporated by reference to Exhibit (a) to Registration Statement on Form 8-A filed with the Commission on February 20, 1991.

(4)	Incorporated by reference to Current Report on Form 8-K filed with the Commission on June 17, 2008.